Exhibit 99.1
PRESS RELEASE

For release:	May 5, 2011

Contact:	Media Linda Hohn Associate General Counsel (610) 660-6862 lhohn@global-indemnity.com
Global Indemnity plc Reports First Quarter 2011 Financial Results.
Dublin, Ireland (May 5, 2011) — Global Indemnity plc (NASDAQ:GBLI) today reported net income for the three months ended March 31, 2011 of $13.8 million or $0.45 per share. As of March 31st, book value per share increased to $30.96 or 1.2% from $30.59 per share at December 31, 2010.
Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Three Months
	Ended March 31,
	2011	2010

Gross Premiums Written	$87.7	$92.9
Net Premiums Written	$83.1	$81.5

Net income	$13.8	$18.9
Net income per share	$0.45	$0.63

Operating income	$5.0	$7.9
Operating income per share	$0.17	$0.26

	As of	As of
	March 31,	December 31,
	2011	2010

Book value per share	$30.96	$30.59
Shareholders’ equity	$941.4	$928.7
Cash and invested assets	$1,739.3	$1,717.2
Larry A. Frakes, President & Chief Executive Officer stated, “We continue to see improvements in the fundamentals of our business. We experienced written premium growth in our core US Insurance Operations of 4.4% in the quarter over the same period in 2010. Our brokerage property and casualty lines continued to grow while we also saw positive premium production from our agency businesses. Production trends in our Penn-America small business unit, while still down, were markedly improved from the 1st quarter of 2010. The Profitability Enhancement executed in the 4th quarter of 2010 is contributing to the 3.3 point decrease in our operating expenses. We also saw an additional $2.1 million reduction in corporate expenses again related to our expense control efforts and the completion of our re-domestication to Ireland in 2010. Operating cash flow of $7.2 million was an $18 million improvement over the same period last year. Our 1st quarter results were impacted by major worldwide catastrophes. Our Wind River Reinsurance Operations incurred $8.8 million in losses from the Japan earthquake and $3.0 million from the New Zealand earthquake. Even with these events, shareholders’ equity increased by $12.7 million or 1.4% and book value per share grew at 1.2%”.

About Global Indemnity plc and its subsidiaries
Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages in the United States, as well as reinsurance throughout the world. Global Indemnity plc’s two primary divisions are:
•	United States Based Insurance Operations

•	Bermuda Based Reinsurance Operations
For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.
Forward-Looking Information
Forward-looking statements contained in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. We caution investors that our actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for a discussion of the risks and uncertainties which may affect us and for a more detailed discussion of our cautionary note regarding forward-looking statements.

Global Indemnity plc’s Combined Ratio for the Three Months Ended March 31, 2011 and 2010
The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Three Months Ended
	March 31,
	2011	2010
Loss Ratio:
Current Accident Year
Excluding Catastrophes	65.5	57.1
Catastrophes	18.3	5.9

Current Accident Year	83.8	63.0
Changes to Prior Accident Year	(7.0)	(4.0)

Loss Ratio — Calendar Year	76.8	59.0

Expense Ratio	39.3	42.6

Combined Ratio	116.1	101.6

For the three months ended March 31st, the calendar year loss ratio increased by 17.8 points to 76.8 in 2011 from 59.0 in 2010.
•	Excluding catastrophes, the current accident year loss ratio increased by 8.4 points to 65.5 in 2011 from 57.1 in 2010.
•	Excluding catastrophes, the property loss ratio increased from 41.3 in the first quarter of 2010 to 53.0 in the first quarter of 2011. Severity from fire losses and a tornado contributed to the increase. Including catastrophes, the property loss ratio increased by 39.6 points to 95.9 in 2011 from 56.3 in 2010. This increase was driven primarily from catastrophe losses in our Reinsurance Operations including $3.0 million and $8.8 million related to earthquakes in New Zealand and Japan, respectively.

•	The casualty loss ratio increased 7.3 points to 74.7 in 2011 from 67.4 in 2010. The increase is attributable to changes in the mix of business from our Reinsurance Operations, a large loss in professional lines from a class of business that we are exiting, and increased loss trends in several of our casualty classes.
•	Current year results include a 7.0 point reduction in the loss ratio related to prior accident years. For 2011 we reduced prior accident years by $5.3 million primarily relating to general liability within our Insurance Operations for accident years 2004 through 2010, offset partially by an increase to prior accident year 2010 at our Reinsurance Operations within the general liability, auto liability and workers’ compensation lines.
For the three months ended March 31st, the expense ratio decreased from 42.6 in 2010 to 39.3 in 2011.
•	The expense ratio decreased from 42.6 in 2010 to 39.3 in 2011 primarily due to lower employee costs from our previously disclosed Profit Enhancement Initiative and a decrease in contingent commissions related to increases in loss ratios described above.

•	Corporate expenses also decreased $2.1 million on a quarter over quarter basis. The decrease is due to completing the redomestication to Ireland and the Profit Enhancement Initiative.

Global Indemnity plc’s three months ended March 31, 2011 and 2010 Gross and Net Premiums Written Results by Business Unit

	Three Months Ended March 31,
	Gross Premiums Written		Net Premiums Written
(Dollars in thousands)	2011	2010	2011	2010
Insurance Operations	$56,467	$54,071	$52,411	$43,478
Reinsurance Operations	31,199	38,782	30,697	38,003

Total	$87,666	$92,853	$83,108	$81,481

Insurance Operations: For the three months ended March 31, 2011, gross premiums written increased 4.4%, and net premiums written increased 20.5%, compared to the same period in 2010. The increase in gross premiums is mainly due to growth in Diamond State’s property and casualty brokerage units, Collectibles Insurance Services LLC, which was acquired in April of 2010, and our Vacant Express product, offset partially by decreases in Penn-America. However, we are seeing signs that the small business market where Penn-America competes is improving. The increase in net written premiums is primarily due to the cancellation of a property quota share reinsurance treaty effective January 1, 2011 and an increase in retention related to the US property excess of loss treaty which renewed on January 1, 2011.
Reinsurance Operations: For the three months ended March 31, 2011, gross premiums written decreased 19.6%, and net premiums written decreased 19.2%, compared to the same period in 2010. Timing of new treaties and non-renewals can cause gross premiums written to vary widely in this segment. The decrease in gross and net premiums written is primarily due to cancellations of non-standard auto and workers’ compensation treaties in 2011 that were not replaced, offset partially by several new casualty treaties written in 2011.
# # #
Note: Tables Follow

GLOBAL INDEMNITY PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2011	2010
Gross premiums written	$87,666	$92,853

Net premiums written	$83,108	$81,481

Net premiums earned	$75,969	$70,788
Investment income, net	14,414	14,579
Net realized investment gains	11,997	14,204
Other income	11,669	—

Total revenues	114,049	99,571

Net losses and loss adjustment expenses	58,342	41,789
Acquisition costs and other underwriting expenses	29,852	30,148
Corporate and other operating expenses	2,780	4,896
Interest expense	1,752	1,739

Income before income taxes	21,323	20,999
Income tax expense	7,591	2,069

Net income before equity in net income (loss) of partnership	13,732	18,930
Equity in net income (loss) of partnership, net of tax	53	(29)

Net income	$13,785	$18,901

Weighted average shares outstanding—basic (1)	30,301	30,185

Weighted average shares outstanding—diluted (1)	30,338	30,204

Net income per share — basic (1)	$0.45	$0.63

Net income per share — diluted (1)	$0.45	$0.63

Combined ratio analysis: (2)
Loss ratio	76.8	59.0
Expense ratio	39.3	42.6

Combined ratio	116.1	101.6

(1)	Shares outstanding and per share amounts for 2010 have been restated to reflect the 1-for-2 stock exchange effective July 2, 2010 when the Company completed its redomestication to Ireland.

(2)	The loss ratio, expense ratio and combined ratio are non-GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY PLC
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars and shares in thousands, except per share data)

	As of	As of
	March 31,	December 31,
	2011	2010

ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2011 — $1,414,836 and 2010 — $1,393,655)	$1,457,717	$1,444,392
Preferred shares:
Available for sale securities, at fair value (cost: 2011 — $930 and 2010 — $930)	2,346	2,252
Common shares:
Available for sale securities, at fair value (cost: 2011 — $126,691 and 2010 — $120,674)	154,325	145,274
Other invested assets:
Available for sale securities, at fair value (cost: 2011 — $14,126 and 2010 — $4,255)	16,724	4,268
Securities classified as trading, at fair value (cost: 2011 — $0 and 2010 — $1,112)	—	1,112

Total investments	1,631,112	1,597,298

Cash and cash equivalents	108,170	119,888
Accounts receivable, net	68,097	56,657
Reinsurance receivables	390,574	422,844
Deferred federal income taxes	8,044	6,926
Deferred acquisition costs	38,037	35,344
Goodwill	4,820	4,820
Intangible assets	18,987	19,082
Prepaid reinsurance premiums	8,046	11,104
Other assets	25,911	20,720

Total assets	$2,301,798	$2,294,683

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,035,088	$1,052,743
Unearned premiums	139,957	135,872
Federal income taxes payable	8,128	55
Ceded balances payable	9,531	12,376
Contingent commissions	4,819	9,260
Notes and debentures payable	121,214	121,285
Payable for securities	10,916	4,768
Other liabilities	30,780	29,655

Total liabilities	1,360,433	1,366,014

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; Class A ordinary shares issued: 21,388,550 and 21,340,821 respectively; Class A ordinary shares outstanding: 18,341,910 and 18,300,544, respectively; Class B ordinary shares issued and outstanding: 12,061,370 and 12,061,370, respectively	3	3
Additional paid-in capital	623,181	622,725
Accumulated other comprehensive income	55,787	57,211
Class A ordinary shares in treasury, at cost: 3,046,640 and 3,040,277 shares, respectively	(101,033)	(100,912)
Retained earnings	363,427	349,642

Total shareholders’ equity	941,365	928,669

Total liabilities and shareholders’ equity	$2,301,798	$2,294,683

GLOBAL INDEMNITY PLC
SELECTED INVESTMENT DATA
(Unaudited)
(Dollars in millions)

	Market Value as of
	March 31,	Dec 31,
	2011	2010

Fixed Maturities	$1,457.7	$1,444.4
Cash and cash equivalents	108.2	119.9

Total bonds and cash and cash equivalents	1,565.9	1,564.3
Equities and other invested assets	173.4	152.9

Total cash and invested assets	$1,739.3	$1,717.2

Three Months Ended
March 31, 2011 (a)

Net investment income	$12.5

Net realized investment gains	8.8
Net unrealized investment losses	(1.4)

Net realized and unrealized investment returns	7.4

Total investment return	$19.9

Average total cash and invested assets (b)	$1,720.4

Total investment return % annualized	4.6%

(a)	Amounts in this table are shown on an after-tax basis.

(b)	Simple average of beginning and end of period, net of payable for securities.

GLOBAL INDEMNITY PLC
SUMMARY OF OPERATING INCOME
(Unaudited)
(Dollars and shares in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2011	2010

Operating income	$5,030	$7,908
Adjustments:
Net realized investment gains, net of tax	8,755	10,993

Total after-tax adjustments	8,755	10,993

Net income	$13,785	$18,901

Weighted average shares outstanding — basic (1)	30,301	30,185

Weighted average shares outstanding — diluted (1)	30,338	30,204

Operating income per share — basic (1)	$0.17	$0.26

Operating income per share — diluted (1)	$0.17	$0.26

(1)	Shares outstanding and per share amounts for 2010 have been restated to reflect the 1-for-2 stock exchange effective July 2, 2010 when the Company completed its redomestication to Ireland.
Note Regarding Operating Income
Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.